DEFINITIVE INFORMATION STATEMENT

                                  SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary information statement       [ ]  Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14c-5(d)(2))
--------------------------------------------------------------------------------

[X]         Definitive information statement
--------------------------------------------------------------------------------

                           CHESHIRE DISTRIBUTORS, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
    [x] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14-c5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Common Stock, $.001 Par Value

     (2) Aggregate number of securities to which transaction applies:   N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
         filing fee is calculated and state how it was determined):   N/A

     (4) Proposed maximum aggregate value of transaction:   N/A

     (5) Total fee paid:   N/A

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:   N/A




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     (2) Form, Schedule or Registration Statement No.:   Schedule 14C

     (3) Filing Party:   Cheshire Distributors, Inc.

     (4) Date Filed:   May 5, 2000


















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                           CHESHIRE DISTRIBUTORS, INC.

                               1599 Post Road East
                           Westport, Connecticut 06880

                                   May 5, 2000

                        DEFINITIVE INFORMATION STATEMENT

     This Information Statement is being mailed to the stockholders of Cheshire Distributors, Inc. (the "Company") commencing on or about May 5, 2000, in connection with the previous approval of the corporate actions referred to below by the majority stockholder of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of these corporate actions before they take effect. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on May 3, 2000. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  ACTIONS TAKEN

     On May 3, 2000, Lev Greenberg (the "Majority Stockholder"), as the holder of 8,472,979 shares of common stock of the Company, par value $.001 per share (the "Common Stock"), representing approximately 81.74% of the total shares of common stock entitled to vote on the matters described herein, consented in writing without a meeting to the matters described herein. As a result, the corporate actions were approved by a majority of the shares of common stock as required by law and no further votes will be needed. As of May 3, 2000, the Company had approximately 10,365,000 shares of Common Stock outstanding. The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

     The Majority Stockholder has approved the following corporate actions:

     1. The adoption of the Company's 2000 Omnibus Stock Incentive Plan; and
     2. The ratification of the appointment of BDO Seidman LLP, as independent auditors of the Company for fiscal year 2000.



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                      APPROVAL OF 2000 STOCK INCENTIVE PLAN



     The Board of Directors of the Company by unanimous written consent in lieu of a meeting on May 3, 2000, and the Majority Stockholder by written consent in lieu of a meeting on May 3, 2000, have adopted and approved the Company's 2000 Omnibus Stock Incentive Plan (the "Plan"). The Plan is attached hereto as Exhibit A and will become effective on the Effective Date. The terms of the Plan are summarized below. Capitalized terms used in this description will, unless otherwise defined in this Information Statement, have the meanings given to them in the Plan.

GENERAL

     The Plan is intended to promote the interests of the Company and the stockholders of the Company by providing officers, directors, consultants and other key employees of the Company with appropriate incentives and rewards to encourage them to enter into and/or to continue in the service of the Company and to acquire a proprietary interest in the long-term success of the Company.

     The Plan is intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. In addition, the Plan is intended in general to provide performance-based compensation to the Executive Officers of the Company as required under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") in order to assure deductibility of such compensation by the Company for federal income tax purposes.

     Section 162(m) denies a deduction by a publicly traded corporation for certain compensation in excess of $1 million per year paid by such corporation to the following individuals who are employed by the corporation at the end of its taxable year ("Covered Employees"): the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid are disclosed to, and approved by, the stockholders of the corporation in a separate vote prior to the payment. Approval by the stockholders of the Company of the Plan constitutes such approval based on the provisions of the Plan and applicable regulations under the Code. Accordingly, since the Plan has been approved by Majority Stockholder and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Plan will not be subject to the deduction limit of Section 162(m) or to further approval by the stockholders of the Company.

SUMMARY OF THE TERMS OF THE PLAN

     The Board of Directors (or other committee appointed in accordance with the terms of the Plan) (the "Committee") would be authorized to make certain types of awards (collectively, "Incentive Awards"). Incentive Awards can be of different types: incentive stock options, nonqualified stock options, stock appreciation rights granted in




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tandem with options,  stand-alone stock  appreciation  rights,  restricted stock awards, phantom stock awards or bonuses payable in stock. Each of these types of awards is described in greater detail below.

     The Plan authorizes an aggregate of 1,000,000 shares of the Company's Common Stock that may be subject to Incentive Awards. This number is subject to adjustment under certain circumstances described below. Shares delivered under the Plan may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the Plan. Generally, shares subject to an Incentive Award will again become available for purposes of the Plan to the extent that the Incentive Award terminates without the intended benefit having been paid or distributed to the participant.

     In the event that the Committee determines that any dividend (other than a regular cash dividend paid in accordance with the Company's dividend policy as in effect from time to time) or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the Plan, the limit on individual Incentive Awards, the number of shares subject to each Incentive Award then outstanding, and the exercise price of each outstanding Option or the Reference Value of each stock appreciation right.

     The Committee shall, at all times, consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a Non-Employee Director within the meaning of Rule 16b-3; provided, however, that if the Company does not have two or more "outside directors", the Board of Directors shall serve as the Committee until the shareholders duly elect two or more such outside directors. The Committee is authorized, among other things, to construe, interpret and implement the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards including terms and conditions as to vesting, and to make all other determinations deemed necessary or desirable for the administration of the Plan.

     The Board of Directors of the Company may suspend, discontinue, revise, terminate or amend the Plan at any time, provided, however, that shareholder approval will be obtained if and to the extent that the Board deems it appropriate to satisfy Section 162(m), if such approval is required by the rules of any exchange on which the Common Stock is then listed or if such approval is required by the rules of the National Association of Securities Dealers, Inc. if the Common Stock is then authorized for quotation on The Nasdaq Stock Market.




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INCENTIVE AWARDS UNDER THE PLAN

     Incentive Stock Options and Nonqualified Stock Options

     The Committee will determine the time for exercise of each option and each option's expiration date; provided that no incentive stock option may be exercised more than ten years after the date of grant and no incentive stock option granted to a 10% Stockholder may be exercised more than five years after the date of grant. For these purposes, a "10% Stockholder" is any individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee.

     The option exercise price is payable by one or a combination of the following means: (i) in cash, (ii) by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the full amount of the option exercise price for the shares as to which the option is being exercised, (iii) by delivering shares of Common Stock owned by the participant with appropriate stock powers or (iv) by electing to have the Company retain shares of Common Stock which would otherwise be issued on the exercise of the option. For these purposes, the value of shares delivered to, or retained by, the Company shall be valued by the Committee at their Fair Market Value as of the exercise date.

     Stand-alone and Tandem Stock Appreciation Rights

     Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted independently of any option may, at the election of the Committee, be subject to such vesting terms and conditions as determined by the Committee. A stock appreciation right granted in tandem with a stock option will be exercisable only when, and to the extent, the option to which it relates is exercisable. A participant receiving a stock appreciation right has the right to surrender the stock appreciation right and receive a cash payment from the Company. In the case of a stock appreciation right granted in tandem with an option, the cash payment would equal the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the option exercise price for each share of Common Stock in respect of which the stock appreciation right is being exercised. In the case of a stock appreciation right granted independently of an option, the cash payment would equal the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Reference Value for each share of Common Stock in respect of which such stock appreciation right is being exercised. (For these purposes, "Reference Value" is the amount established by the Committee at the time the stock appreciation right is granted provided that the Reference Value may not be less than the Fair Market Value of a share of Common Stock on the date of grant of the stock appreciation right.)




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     Restricted Stock

     The Committee may grant restricted shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its sole discretion. If the requirements specified by the Committee are met, the grantee of an award of restricted stock will be entitled to keep such stock (or the portion of it with respect to which the conditions are satisfied). Awards of Restricted Stock granted to Executive Officers will be contingent on the attainment by the Company of one or more pre-established performance goals (the "Performance Goals") established by the Committee. The Performance Goals may be based on the attainment by the Company (and/or its subsidiaries or divisions, if applicable) of any one or more of the following criteria: (i) a specified percentage return on total shareholder equity of the Company; (ii) a specified percentage increase in earnings per share of Common Stock; (iii) a specified percentage increase in revenues or net income of the Company; and (iv) a specified percentage increase in profit before taxation of the Company.

     Phantom Stock

     The Committee may grant shares of Phantom Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee shall determine in its discretion. If the requirements specified by the Committee are met, the grantee of a Phantom Stock award will receive a cash payment equal to the Fair Market Value of the shares as to which the conditions are met as of the date such conditions are met plus the dividends that would have been paid on such shares had they actually been outstanding following the grant date. Awards of Phantom Stock granted to Executive Officers of the Company will be contingent on the attainment by the Company of any one or more of the Performance Goals.

     Stock Bonus

     The Committee may grant bonuses consisting of shares of Common Stock free of restrictions to such persons and in such amounts as the Committee shall determine in its discretion. No stock bonus may be granted to an Executive Officer if the value thereof would not be deductible by the Company for federal income tax purposes because of the limits contained in Section 162(m).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.


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     Nonqualified Stock Options

     An optionee will not recognize any taxable income upon the grant of a Nonqualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Nonqualified Stock Option. Upon the exercise of a Nonqualified Stock Option, the excess of the Fair Market Value of the Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The Optionee's tax basis for the Common Stock received upon the exercise of a Nonqualified Stock Option will equal the sum of the compensation income recognized and the option exercise price.

     In the event of a sale of the Common Stock received upon the exercise of a Nonqualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock is more than one year from the date of exercise.

     Incentive Stock Options

     An optionee will not recognize any taxable income at the time of grant or exercise of an Incentive Stock Option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the optionee subsequently engages in a "disqualifying disposition," as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of exercise, such sale or exchange will generally constitute a "disqualifying disposition" of such shares. A disqualifying disposition will have the following results: any excess of (i) the lesser of (a) the Fair Market Value of the shares at the time of exercise of the Incentive Stock Option and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income.

     Any gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock

     A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within 30 days of such receipt,




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to recognize  ordinary income in an amount equal to the Fair Market Value of the
Restricted Stock, at the time of receipt. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the shares of Restricted Stock are removed, in an amount equal to the Fair Market Value of such shares on such date. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

     Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

     Other Awards

     The grant of a stock appreciation right or a Phantom Stock award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a stock appreciation right or a Phantom Stock award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount. A Stock Bonus generally will result in compensation income for the grantee and a tax deduction for the Company equal to the Fair Market Value of the shares of Common Stock granted.

NEW PLAN BENEFITS

     Inasmuch as Incentive Awards under the Plan will be granted at the sole discretion of the Committee and that performance goal criteria may vary from year to year and from participant to participant, benefits under the Plan are not determinable.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS DESCRIBED HEREIN

     The directors and executive officers of the Company may be deemed to have a substantial interest in the approval of the Plan because the Plan creates a number of shares reserved for issuance following grant of options and other awards under the Plan and the persons eligible for the awards include the directors and executive officers of the Company.

                    STOCKHOLDER APPROVAL PREVIOUSLY OBTAINED

     The Company has approximately 10,365,000 issued and outstanding shares of Common Stock as of May 3, 2000, each of which is entitled to one vote on any matter




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brought to a vote of the Company's  stockholders.  The Majority Stockholder owns
8,472,979 shares, representing 81.74% of all issued and authorized shares of the Company's Common Stock. By written consent in lieu of a meeting, dated May 3, 2000, the Majority Stockholder approved the adoption and implementation of the Plan and the ratification of the appointment of BDO Seidman LLP, as independent auditors of the Company for fiscal 2000, such actions to take effect 20 days following the mailing of this Information Statement to stockholders. Such action by written consent is sufficient to satisfy (i) the requirements of the Plan that it be approved by the stockholders, and (iii) the By-Laws that the independent auditor of the Company be approved by the stockholders. Accordingly, the stockholders will not be asked to take further action on these corporate actions at any future meeting. However, since stockholder approval of these
corporation   actions  was  obtained  by  written   consent  rather  than  at  a
stockholders' meeting, the Exchange Act will not permit the actions to become effective until the expiration of 20 calendar days from the date hereof, which is the date this Information Statement is being mailed to shareholders. Upon the
expiration   of  such  20  day  period,   the  actions  will  become   effective
automatically.

     The Company believes that these corporate actions will not have any adverse effect on its business and operations, and expects to continue such business and operations as they are currently being conducted.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

May 5, 2000                                      CHESHIRE DISTRIBUTORS, INC.



                                                 By: /s/ Willem Oost-Lievense
                                                    ---------------------------
                                                    Willem Oost-Lievense,
                                                    Chief Executive Officer






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